Exhibit 99.1

Press Release December 17, 2020

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2020 Earnings Guidance

FORT WAYNE, INDIANA, December 17, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2020 earnings guidance in the range of $0.72 to $0.76 per diluted share. Excluding the impact from the following, the company expects fourth quarter 2020 adjusted earnings to be in the range of $0.80 to $0.84 per diluted share:

▪	Additional financing costs of $10 million, or $0.03 per diluted share, related to the company’s October 2020 refinancing activities, and
▪	Costs of approximately $15 million, or $0.05 per diluted share (net of capitalized interest), associated with construction of the company's Sinton Texas Flat Roll Steel Mill growth investment

The company is currently evaluating the fair value of certain noncore oil and gas investments. Based on this analysis, the company believes it may incur asset impairment charges during the fourth quarter 2020 in the range of $10 million to $15 million (after-tax). However, based on the ongoing nature of the evaluation, the potential asset impairment has not been included in the above earnings guidance range.

Comparatively, the company’s sequential third quarter 2020 earnings were $0.47 per diluted share, and adjusted earnings were $0.51 per diluted share, excluding the impact of construction costs related to the Texas steel mill of $0.04 per diluted share. Prior year fourth quarter earnings were $0.56 per diluted share, and adjusted earnings were $0.62 per diluted share, excluding refinancing costs of $0.01 per diluted share and lower earnings of approximately $0.05 per diluted share associated with planned maintenance outages at the company's two flat roll steel mills.

Fourth quarter 2020 earnings from the company’s steel operations are expected to be meaningfully higher than sequential third quarter results, driven by flat roll metal spread expansion and steady total steel shipments. Average realized quarterly flat roll steel product pricing is expected to increase significantly during the quarter, more than offsetting increased scrap costs. Domestic steel demand remains strong, with the automotive and construction sectors leading the momentum. Strong demand coupled with historically low steel inventories throughout the supply chain is supporting higher steel selling values and order entry activity.

As domestic steel production further increased in the fourth quarter, ferrous scrap demand also strengthened. Fourth quarter earnings from the company’s metals recycling operations are also expected to be higher than sequential third quarter results, based on significantly higher metal margins as average quarterly ferrous scrap prices increased and volumes expanded.

Construction continues to be resilient. The customer order backlog for the company’s steel fabrication platform is at a record high, and customers are optimistic concerning non-residential construction projects, as evidenced through sustained order activity. However, fourth quarter 2020 earnings from the company’s steel fabrication operations are expected to be lower than the record results achieved in the sequential third quarter, due to lower seasonal shipments and metal spread compression, as average industry selling values declined and steel input costs increased.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Diluted Earnings Per Share, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Diluted Earnings Per Share included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) the effects of pandemics or other health issues, such as the novel coronavirus outbreak (COVID-19); (3) cyclical and changing industrial demand; (4) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (5) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (6) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (7) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (8) risks and uncertainties involving product and/or technology development; and (9) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500